                                                                    Exhibit 99.1

Jan. 17, 2002                                           CONTACT: Terry Francisco
                                                        Phone:   704/373-6680
                                                        24-Hour: 704/382-8333

                      DUKE ENERGY COMPLETES SUCCESSFUL 2001
                    WITH 26-PERCENT ANNUAL ONGOING EPS GROWTH

2001 Highlights
 .    Ongoing basic earnings per share: $2.64 in 2001 vs. $2.10 in 2000
 .    Revenue increased 21 percent to $60 billion
 .    Energy Services EBIT grew 127 percent, with North American Wholesale Energy delivering EBIT growth of 211 percent
 .    Projecting high-end of 10 percent to 15 percent annual EPS growth in 2002 from base of $2.10 in 2000

CHARLOTTE, N.C. - In a year punctuated by major upheavals in the global energy sector, Duke Energy's disciplined business strategy enabled the company to achieve record ongoing basic earnings per share (EPS) of $2.64 in 2001, a 26-percent increase over $2.10 ongoing basic EPS in 2000. The company also positioned itself for strong future growth.

The 2001 ongoing results exclude the following non-recurring items:

 .    $96 million (after tax), or $.13 EPS, for charge related to the cumulative effect of a change in accounting principle for the adoption of FAS 133 in first quarter 2001.
 .    $43 million provision, or $.03 EPS, for non-collateralized exposure to
     Enron in fourth quarter.
 .    $36 million reduction, or $.03 EPS, to the unbilled revenue receivables at
     Duke Power in fourth quarter. This relates to a refinement in the estimating factors used to calculate unbilled kilowatt-hour sales.

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The 2000 ongoing results exclude the following non-recurring items:

 .    $54 million gain, or $.04 EPS, on the sale of two liquefied natural gas vessels, in first quarter 2000.
 .    $407 million gain, or $.34 EPS, on the sale of the company's interest in a wireless telecommunications company, in third quarter 2000.
 .    $110 million provision, or $.09 EPS, against receivable balances related to energy sales in California in fourth quarter 2000.

All 2000 numbers are adjusted for the Jan. 26, 2001, two-for-one stock split.

Including those non-recurring items, Duke Energy reported $2.45 in 2001 basic EPS, compared to 2000 reported basic EPS of $2.39.

Revenues for 2001 grew 21 percent to $60 billion, and earnings before interest and taxes (EBIT) increased to $4.3 billion in 2001.

Duke Energy Chairman, President and Chief Executive Officer Richard B. Priory said the company's strong results in 2001 demonstrate the nimbleness of its balanced energy portfolio strategy and its focus on operational excellence.

"Duke Energy's balanced and disciplined approach to the market, which produces a strong balance sheet and sustainable earnings growth, ensured our success in 2001 and continues to provide for a bright outlook for 2002 and beyond. Despite all of the turbulence in the industry, it was our best year ever," Priory said.

"In 2001, we invested in regional growth opportunities in both power and natural gas, bolstering our presence in key energy markets and our position as a leading wholesale energy producer and trader," Priory continued. "We are positioned for growth in 2002 at the high-end of our stated guidance for 10 percent to 15 percent annual EPS growth from a 2000 base of $2.10."

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The company's Energy Services businesses, which include North American Wholesale
Energy (NAWE), International Energy and Other Energy Services segments, delivered combined EBIT of $1.6 billion for the year, a 127-percent increase over 2000. These results were driven by the aggressive expansion and management of the merchant plant portfolio as well as gains in the marketing and trading of power, natural gas and other commodities.

The year's gains were led by NAWE [comprised of Duke Energy North America
(DENA), which includes Duke Energy Trading & Marketing, and Duke Energy Merchants (DEM)] which more than tripled its EBIT to $1.4 billion in 2001, from $434 million in 2000, including the non-recurring charges of $36 million for the Enron bankruptcy in 2001 and the $110 million charge against receivables related to California energy sales in 2000.

Duke Energy International reported EBIT of $286 million in 2001, essentially flat as compared to 2000 EBIT, not including the $54 million gain on the sale of LNG ships.

The Natural Gas Transmission segment reported EBIT of $608 million for the year, compared with $562 million in 2000, an 8-percent increase. The strong gains in 2001 EBIT are the result of successful acquisitions in 2000, including East Tennessee Natural Gas Company and Market Hub Partners, and market expansion projects.

In September, Duke Energy announced plans to greatly expand its position in the North American natural gas marketplace by acquiring Westcoast Energy (TSE:W; NYSE:WE), which has a significant network of Canadian-based assets, in a cash and stock transaction valued at approximately US$8.5 billion, including debt assumed. That acquisition is expected to close in first quarter 2002. In December, Westcoast Energy security holders overwhelmingly approved the transaction. The combination of Westcoast Energy's strategically placed assets in growing supply regions with Duke Energy's merchant skills and leadership in the development of new transportation infrastructure will strengthen the company's ability to connect energy supply and demand in Canada and the United States.

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The Field Services business segment, which represents Duke Energy's majority interest in Duke Energy Field Services (DEFS), reported EBIT of $336 million in 2001, an 8-percent increase over 2000 results. The increase is primarily due to the positive impact from a full year of earnings from the combination with Phillips Petroleum's gas processing and marketing business, and the acquisition of assets from Conoco in March 2000, in addition to acquisitions in 2001 of Canadian Midstream Services, Ltd., which doubled DEFS' net natural gas processing capacity in western Canada, and Gas Supply Resources, Inc., a propane distribution company serving New England. These increases, boosted by cost reductions and asset integration, overcame reductions in natural gas liquids
(NGL) prices.

The Franchised Electric business segment, comprised of Duke Power and Electric Transmission, reported EBIT of $1.6 billion in 2001, compared to EBIT of $1.8 billion in 2000. The results reflect the effects of milder weather in 2001, the impact of a slowing economy on sales to industrial customers and the refinement of estimating factors used to calculate unbilled kilowatt-hour sales.

The Duke Ventures business segment, comprised of Crescent Resources, DukeNet Communications and Duke Capital Partners, reported EBIT of $183 million for the year, an increase of 14 percent from 2000, excluding the $407 million gain on the sale of DukeNet's interest in the BellSouth PCS business. The increase is due primarily to increased commercial project sales by Crescent Resources, Inc.

Other Operations in 2001 included a $52 million contribution to the Duke Energy Foundation, an independent, 501(c)3 entity that funds the corporation's charitable contributions. The 2001 contribution is $40 million over Duke Energy's normal funding rate.

Duke Energy Reports Fourth Quarter Ongoing EPS of $0.35

For fourth quarter 2001, Duke Energy posted ongoing EPS of $0.35, which excludes the $43 million provision for the Enron bankruptcy and the $36 million adjustment for unbilled revenues at Duke Power. This compares to ongoing EPS of $0.47 in fourth quarter 2000, which

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                                      - 5 -

excludes a $110 million provision against receivables related to energy sales in California. The decrease is largely due to the effects of much milder weather, substantially reduced NGL prices and the effects of a slower economy for Duke Power.

BUSINESS SEGMENT RESULTS

North American Wholesale Energy

For fourth quarter 2001, the NAWE segment reported ongoing EBIT of $170 million, a 45-percent increase over ongoing EBIT of $117 million in 2000. These results exclude the $36 million NAWE portion of the provision for the Enron bankruptcy in 2001 and the $110 million provision against receivables related to energy sales in California in 2000.

DENA delivered strong fourth-quarter earnings growth due to increased long-term origination activities, active asset portfolio management, enhanced gas and power trading margins, and the addition of new generation facilities. DENA now has approximately 14,800 megawatts of merchant power in operation or under construction compared to approximately 9,000 megawatts in operation or under construction at the end of 2000. DENA has 11 facilities scheduled to begin commercial operation in 2002, totaling 6,600 megawatts.

International Energy

For fourth quarter 2001, the International Energy segment, comprised of the Asia Pacific, Latin America and European regional businesses of Duke Energy International (DEI), delivered EBIT of $68 million, about the same as fourth quarter 2000.

DEI's positive results for the quarter and the year were derived from the efficient performance of its portfolio of diversified assets worldwide with strong operational performance continuing in Latin America. DEI worked closely with the Brazilian government to equitably resolve cost issues associated with power rationing. In Central America, DEI continued to expand its integrated regional business with the acquisition of two power plants in Guatemala with a combined capacity of 168 megawatts.

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Other Energy Services

Other Energy Services, the financial reporting unit comprised of Duke/Fluor Daniel (D/FD), Duke Engineering & Services and DukeSolutions, reported an EBIT loss of $4 million for fourth quarter 2001, compared with an EBIT loss of $7 million in fourth quarter 2000. Fourth quarter results were driven by strong performance at Duke/Fluor Daniel, offset by asset impairments and a goodwill charge of $8 million at DukeSolutions.

D/FD continued in 2001 to increase its market share as the largest U.S. contractor for engineering, procurement and construction (EPC) of fossil fueled generation, with more than 18,000 megawatts under construction. This joint venture between Duke Energy and Fluor Corporation has brought more than 10,000 megawatts into commercial operation over the past two years and is poised to exceed that number in 2002.

Natural Gas Transmission

For the quarter, the Natural Gas Transmission segment reported EBIT of $148 million compared to $144 million in the same period last year. Natural Gas Transmission's positive results for the quarter were attributed to earnings of Market Hub Partners, a natural gas salt dome storage business acquired in September 2000, and other expansion projects.

Field Services

For the quarter, the Field Services segment, which represents Duke Energy's majority interest in Duke Energy Field Services, reported EBIT of $54 million, as compared to EBIT of $82 million in the same period last year. The results were due primarily to lower commodity prices, partially offset by the acquisition of Canadian Midstream Services, Ltd. and Gas Supply Resources, Inc., and cost reductions.

Franchised Electric

The Franchised Electric business segment reported EBIT of $203 million for the quarter, as compared to EBIT of $344 million for fourth quarter 2000. Quarterly results were substantially

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affected by milder weather. Also, results were affected by decreased electric sales to industrial customers and higher maintenance costs for fossil fuel generation.

Duke Ventures

For the quarter, the Duke Ventures business segment reported EBIT of $89 million, as compared to fourth quarter 2000 EBIT of $90 million. The slight decrease was primarily due to decreased residential land sales, which were partially offset by increased commercial development sales.

Duke Energy, a diversified multinational energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses -- generating revenues of more than $59 billion in 2001. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.
--------------------

Duke Energy Senior Vice President and Chief Financial Officer Robert Brace will discuss the various factors affecting earnings for 2001 and answer analyst questions during a conference call and webcast at 10 a.m. today. The conference call can be accessed via Duke Energy's Web site, investors' section, or by
                                                 -------------------
dialing 800/946-0783 in the United States or 719/457-2658 outside the United States. The confirmation code is 419884. Please call in 5-10 minutes prior to the scheduled start time. A replay of the conference call will be available for 30 days by dialing 888/203-1112 with a confirmation code of 419884. The international replay number is 719/457-0820. A replay also will be available on Duke Energy's Web site by accessing the investors' section of the company's Web
                                        ------------------
site.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to

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                                      - 8 -

differ materially from those in the forward-looking statements herein include regulatory developments, the timing and extent of changes in commodity prices for oil, gas, coal, electricity and interest rates, the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets, the performance of electric generation, pipeline and gas processing facilities, the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements.

                                       ###

                                  DECEMBER 2001
                              QUARTERLY HIGHLIGHTS
                                   (unaudited)

                                                                        Three Months Ended                Twelve Months Ended
                                                                           December 31,                      December 31,
                                                                  -------------------------------   --------------------------------
(In millions, except where noted)                                     2001            2000 (a)          2001             2000 (a)
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
COMMON STOCK DATA

  Earnings Per Share (before cumulative effect of change in accounting principle)
     Basic                                                            $   0.29          $   0.38           $ 2.58            $ 2.39
     Diluted                                                          $   0.28          $   0.38           $ 2.56            $ 2.38
  Earnings Per Share
     Basic                                                            $   0.29          $   0.38           $ 2.45            $ 2.39
     Diluted                                                          $   0.28          $   0.38           $ 2.44            $ 2.38
  Dividends Per Share                                                 $  0.275          $  0.275           $ 1.10            $ 1.10
  Weighted Average Shares Outstanding
     Basic                                                                 776               738              767               736
     Diluted                                                               781               745              773               739

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INCOME

  Operating Revenues                                                  $ 10,714          $ 15,411         $ 59,503          $ 49,318
                                                                  =============     =============   ==============     =============
  Earnings Before Interest and Taxes (EBIT)                                587               762            4,317             4,014
  Interest Expense                                                         195               241              846               911
  Minority Interests (b)                                                    60               133              327               307
  Income Taxes                                                             107               104            1,150             1,020
  Cumulative Effect of Change in Accounting Principle, Net of Tax            -                 -               96                 -
                                                                  -------------     -------------   --------------     -------------
  Net Income                                                               225               284            1,898             1,776
  Preferred Stock Dividends and Redemption Premiums                          2                 5               14                19
                                                                  -------------     -------------   --------------     -------------
  Earnings Available for Common Stockholders                          $    223          $    279          $ 1,884           $ 1,757
                                                                  =============     =============   ==============     =============

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CAPITALIZATION

  Common Equity and Minority Interest                                                                         47%               46%
  Preferred Stock                                                                                              1%                1%
  Trust Preferred Securities                                                                                   5%                5%
  Total Debt                                                                                                  47%               48%

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Fixed Charges Coverage, using SEC guidelines                                                                  3.7               3.6
Total Debt                                                                                               $ 14,965          $ 13,282
Book Value Per Share                                                                                     $  16.38          $  13.60
Actual Shares Outstanding                                                                                     777               739
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CAPITAL AND INVESTMENT EXPENDITURES

  Franchised Electric                                                 $    365          $    204         $  1,115          $    661
  Natural Gas Transmission                                                 224                59              748               973
  Field Services                                                           132               108              587               376
  North American Wholesale Energy                                          792               553            3,272             1,937
  International Energy                                                     178                51              442               980
  Other Energy Services                                                      3                 6               13                28
  Duke Ventures                                                            218               226              773               643

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EBIT BY BUSINESS SEGMENT (c)
  Franchised Electric                                                 $    203          $    344         $  1,631          $  1,820
  Natural Gas Transmission                                                 148               144              608               562
  Field Services                                                            54                82              336               311
  North American Wholesale Energy                                          134                 7            1,351               434
  International Energy                                                      68                67              286               341
  Other Energy Services                                                     (4)               (7)             (13)              (59)
  Duke Ventures                                                             89                90              183               568
  Other Operations                                                        (144)              (68)            (296)             (194)
                                                                  -------------     -------------   --------------     -------------
Total Segment EBIT                                                         548               659            4,086             3,783
  EBIT Attributable to Minority Interests                                   39               103              231               231
                                                                  -------------     -------------   --------------     -------------
Total EBIT                                                            $    587          $    762         $  4,317          $  4,014
                                                                  =============     =============   ==============     =============

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

(a) Share information reflects the two-for-one stock split effective January 26, 2001.
(b) Includes expense related to preferred securities of subsidiaries of $36 million and $41 million for the three months ended and $161 million and $122 million for the twelve months ended December 31, 2001 and 2000, respectively.
(c) Prior year amounts restated to conform to current year corporate cost allocation.

                                  DECEMBER 2001
                              QUARTERLY HIGHLIGHTS
                                   (unaudited)

                                                                         Three Months Ended              Twelve Months Ended
                                                                            December 31,                     December 31,
                                                                   ------------------------------- ---------------------------------
(In millions, except where noted)                                      2001            2000 (d)        2001             2000 (d)
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
FRANCHISED ELECTRIC
  Operating Revenues                                                    $ 1,004           $ 1,238       $ 4,746            $  4,946
  Operating Expenses                                                        818               910         3,185               3,200
  Other Income                                                               17                16            70                  74
                                                                   -------------     ------------- -------------     ---------------
  EBIT                                                                  $   203           $   344       $ 1,631            $  1,820
                                                                   -------------     ------------- -------------     ---------------

  Sales, GWh                                                             17,536            20,912        79,685              84,766

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NATURAL GAS TRANSMISSION
  Operating Revenues                                                    $   288           $   285       $ 1,105            $  1,131
  Operating Expenses                                                        141               142           504                 581
  Other Income                                                                1                 1             7                  12
                                                                   -------------     ------------- -------------     ---------------
  EBIT                                                                  $   148           $   144       $   608            $    562
                                                                   -------------     ------------- -------------     ---------------

  Throughput, TBtu                                                          416               494         1,637               1,717

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FIELD SERVICES
  Operating Revenues                                                    $ 2,011           $ 2,912       $ 9,651            $  9,060
  Operating Expenses                                                      1,941             2,785         9,154               8,620
  Other Income                                                                6                 1             1                   6
  Minority Interest Expense                                                  22                46           162                 135
                                                                   -------------     ------------- -------------     ---------------
  EBIT                                                                  $    54           $    82       $   336            $    311
                                                                   -------------     ------------- -------------     ---------------

  Natural Gas Gathered and Processed/Transported, TBtu/day                  8.7               8.1           8.6                 7.6
  Natural Gas Liquids Production, MBbl/d                                  402.9             384.3         397.2               358.5
  Natural Gas Marketed, TBtu/day                                            1.6               1.5           1.6                 0.7
  Average Natural Gas Price per MMBtu                                    $ 2.45           $  5.29       $  4.27            $   3.89
  Average Natural Gas Liquids Price per Gallon                           $ 0.31           $  0.62       $  0.45            $   0.53

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NORTH AMERICAN WHOLESALE ENERGY
  Operating Revenues                                                    $ 6,586           $11,053       $43,197             $33,874
  Operating Expenses                                                      6,446            11,005        41,809              33,370
  Other Income                                                                4                11             7                   3
  Minority Interest Expense                                                  10                52            44                  73
                                                                   -------------     ------------- -------------     ---------------
  EBIT                                                                  $   134           $     7       $ 1,351            $    434
                                                                   -------------     ------------- -------------     ---------------

  Natural Gas Marketed, TBtu/day                                           12.2              12.3          12.4                11.9
  Electricity Marketed and Traded, GWh                                  135,653            76,740       335,296             275,258
  Proportional MW Capacity in Operation                                                                   6,799               5,134
  Proportional MW Capacity Owned  (a)                                                                    15,569               8,984
  Estimated Proportional Investment in Project Net Assets (a) (b)                                       $ 6,908            $  3,517

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INTERNATIONAL ENERGY
  Operating Revenues                                                    $   794           $   340       $ 2,090            $  1,067
  Operating Expenses                                                        724               275         1,817                 745
  Other Income                                                                3                 7            36                  42
  Minority Interest Expense                                                   5                 5            23                  23
                                                                   -------------     ------------- -------------     ---------------
  EBIT                                                                  $    68           $    67         $ 286            $    341
                                                                   -------------     ------------- -------------     ---------------

  Proportional MW Capacity in Operation                                                                   4,568               4,226
  Proportional MW Capacity Owned (a)                                                                      5,386               4,876
  Proportional Maximum Pipeline Capacity in Operation, MMcf/d                                               255                 255
  Proportional Maximum Pipeline Capacity Owned, MMcf/d (a)                                                  363                 363
  Estimated Proportional Investment in Project Net Assets (a) (c)                                       $ 3,730            $  3,325

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OTHER ENERGY SERVICES
  Operating Revenues                                                    $   172           $   206       $   565            $    695
  Operating Expenses                                                        176               213           578                 754
                                                                   -------------     ------------- -------------     ---------------
  EBIT                                                                  $    (4)          $    (7)      $   (13)           $    (59)
                                                                   -------------     ------------- -------------     ---------------

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DUKE VENTURES
  Operating Revenues                                                    $   196           $   188       $   589            $    797
  Operating Expenses                                                        105                98           404                 229
  Minority Interest Expense                                                   2                 -             2                   -
                                                                   -------------     ------------- -------------     ---------------
  EBIT                                                                  $    89           $    90       $   183            $    568
                                                                   -------------     ------------- -------------     ---------------

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

(a) Amount includes projects under construction or under contract as of the period end.
(b) Includes total proportional estimated costs to complete projects under construction or under contract of $1962 million and $589 million as of December 31, 2001 and 2000, respectively.
(c) Includes total proportional estimated costs to complete projects under construction or under contract of $535 million and $234 million as of December 31, 2001 and 2000, respectively.
(d) Prior year amounts restated to conform to current year corporate cost allocation.

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